Exhibit 99.1

   Image Entertainment Updates Fiscal 2006 Third Quarter and Annual Revenue Guidance; Company's Third Quarter Revenue Guidance Raised to
  $36 to $38 Million; Company's Annual Revenue Guidance Decreased to
                         $112 to $117 Million

   Company Assessing the Effect of Musicland Holding Corp.'s Recent
                          Bankruptcy Filing

   CHATSWORTH, Calif.--(BUSINESS WIRE)--Jan. 17, 2006--Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced it is increasing revenue guidance for its fiscal third quarter ended December 31, 2005 to be in the range of $36 million to $38 million, up from its previous guidance range of $33 million to $35 million, as a result of the Company's strong holiday season DVD sales. The Company also announced it is decreasing annual revenue guidance for its fiscal 2006 ending March 31, 2006 to be in the range of approximately $112 to $117 million, down from its previous guidance range of $115 million to $120 million, due to the rescheduling of two high profile exclusive new releases out of the fourth quarter and the January 12, 2006 Chapter 11 bankruptcy filing of Musicland Holding Corp.
    For the first nine months of fiscal 2006, ended December 31, 2005, Musicland accounted for approximately 5% of the Company's net revenues. The Company believes that Musicland's reorganization should not have a long term negative effect on its revenues as it expects traditional and online retailers to absorb Musicland's share of the DVD and CD market.
    The Company will take a third quarter charge to bad debt expense for the estimated unrecoverable portion of its outstanding $2.6 million trade receivable from Musicland. While the Company is in the process of estimating this third quarter charge, it continues to expect to report net earnings for its third quarter ended December 31, 2005, and fiscal year ending March 31, 2006.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and over 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at http://www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: THE HONIG COMPANY, INC.
             Steve Honig, 310-246-1801
             press@honigcompany.com
             or
             Investor Relations:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com